UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 19, 2014 (August 14, 2014)

Hercules Technology Growth Capital, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00702	74-3113410
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Hamilton Ave., Suite 310 Palo Alto, CA		94301
(Address of Principal Executive Offices)		(Zip Code)

(650) 289-3060

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

The Information set forth in Item 2.03 of this Form 8-K is incorporated herein by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 14, 2014, Hercules Technology Growth Capital, Inc. (the “Company”) amended and restated its revolving senior secured credit facility (the “Credit Facility”) with MUFG Union Bank, N.A. (“Union Bank”). The amendment and restatement extends the maturity date of the Credit Facility to August 1, 2017, increases the size of the Credit Facility to $75.0 million from $30.0 million, and adjusts the interest rate for LIBOR borrowings under the Credit Facility. LIBOR-based borrowings by the Company under the Credit Facility will bear interest at a rate per annum equal to LIBOR plus 2.25% with no floor, whereas previously the Company paid a per annum interest rate on such borrowings equal to LIBOR plus 2.50% with a floor of 4.00%. Other borrowings by the Company under the Credit Facility, which are based on a reference rate instead of LIBOR, will continue to bear interest at a rate per annum equal to the reference rate (which is the greater of the federal funds rate plus 1.00% and a periodically announced Union Bank index rate) plus the greater of (i) 4.00% minus the reference rate and (ii) 1.00%. The Company continues to have the option of determining which type of borrowing to request under the Credit Facility. Subject to certain conditions, the amendment also removes a previous ceiling on the amount of certain unsecured indebtedness that the Company may incur.

Union Bank has made commitments to lend up to $75.0 million in aggregate principal amount. The Credit Facility contains an accordion feature, pursuant to which the Company may increase the size of the Credit Facility to an aggregate principal amount of $95.0 million by bringing in additional lenders, subject to the approval of Union Bank and other customary conditions. There can be no assurances that additional lenders will join the Credit Facility to increase available borrowings.

The Credit Facility requires the payment of a non-use fee of 0.50%. The amount that the Company may borrow under the Credit Facility is determined by applying an advance rate to eligible loans. The Credit Facility generally requires payment of interest monthly on loans based on a reference rate and at the end of a one, two, or three-month period, as applicable, for loans based on LIBOR. All outstanding principal is due upon maturity.

The Company has various financial and operating covenants required by the Credit Facility. These covenants require, among other things, that the Company maintain certain financial ratios, including liquidity, asset coverage, and debt service coverage, and a minimum tangible net worth in an amount, when added to outstanding subordinated indebtedness, that is in excess of $550.0 million plus 90% of the amount of net cash proceeds received from the sale of common stock after June 30, 2014. The Credit Facility provides for customary events of default, including, but not limited to, payment defaults, breach of representations or covenants, bankruptcy events and change of control.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the loan and security agreement attached hereto as Exhibit 10.1.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits

10.1	Second Amended and Restated Loan and Security Agreement between the Company and MUFG Union Bank, N.A., dated as of August 14, 2014.

99.1	Press release dated August 19, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hercules Technology Growth Capital, Inc.

Date: August 19, 2014	By:	/s/ Jessica Baron
Jessica Baron
Chief Financial Officer